Exhibit 99.1

For Immediate Release

Editorial Contacts:

Joe Greenhalgh, Vice President, Investor Relations – USA (510) 713-4430

Nancy Morrison, Vice President, Corporate Communications – USA (510) 713-4948

Laura Scorza, Public Relations Manager – Europe +41-(0) 21-863-5336

Logitech Announces Resignation of CMO David Henry

FREMONT, Calif., June 8, 2010 and ROMANEL-SUR-MORGES, Switzerland, June 9, 2010 — Logitech International (SIX: LOGN) (Nasdaq: LOGI) today announced that David Henry, senior vice president of customer experience and chief marketing officer, plans to leave the company. Mr. Henry, who has been with Logitech since 2001, will lead the recruitment process for his successor and remain with the company until approximately October 2010.

“David Henry has made a significant contribution to Logitech over the last nine years, first as the general manager of our largest business unit and more recently as our CMO,” said Gerald P. Quindlen, Logitech president and chief executive officer. “I am very grateful to David for his many contributions to Logitech and I am pleased that David has agreed to help us identify Logitech’s next chief marketing officer over the next few months as we stretch the company in new directions and reach new consumers with innovative products for the digital living room and the mobile lifestyle.”

About Logitech

Logitech is a world leader in products that connect people to the digital experiences they care about. Spanning multiple computing, communication and entertainment platforms, Logitech’s combined hardware and software enable or enhance digital navigation, music and video entertainment, gaming, social networking, audio and video communication over the Internet, video security and home-entertainment control. Founded in 1981, Logitech International is a Swiss public company listed on the SIX Swiss Exchange (LOGN) and on the Nasdaq Global Select Market (LOGI).

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Logitech, the Logitech logo, and other Logitech marks are registered in Switzerland and other countries. All other trademarks are the property of their respective owners. For more information about Logitech and its products, visit the company’s Web site at www.logitech.com.